Exhibit 99.a(3)

ARTICLES SUPPLEMENTARY
OF
CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC.

CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC. (the “Corporation”), a Maryland corporation with its principal office in the State of Maryland in Baltimore, Maryland, DOES HEREBY CERTIFY:

FIRST:  The Board of Directors of the Corporation, an open-end investment company registered under the Investment Company Act of 1940, as amended, and having authorized capital of Nine Billion (9,000,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), has adopted resolutions authorizing the classification of Three Billion (3,000,000,000) shares of authorized, unissued and unclassified Common Stock with an aggregate par value of Three Million Dollars ($3,000,000) as Class A chares of the Prime Portfolio, a Portfolio of the Corporation.

SECOND:  Each Class A Share of the Prime Portfolio classified herein will have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Charter of the Corporation with respect to the Class A Shares of the Prime Portfolio.

THIRD:  The shares aforesaid have been duly classified by the Board of Directors of the Corporation pursuant to the authority and power contained in ARTICLE V of the Corporation’s Charter.

FOURTH:  These Articles Supplementary do not increase the authorized capital stock of the Corporation or the aggregate par value thereof.

IN WITNESS WHEREOF, the undersigned have executed these Articles Supplementary on behalf of Credit Suisse Institutional Money Market Fund, Inc. and acknowledge that it is the act and deed of the Corporation and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, that the matters contained herein with respect to the approval thereof are true in all material respects.

Dated: December 19, 2005	CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC.

	By:	/s/J. Kevin Gao
Name: J. Kevin Gao
Title: Vice President

WITNESS:

/s/Karen A. Regan
Name: Karen A. Regan
Title: Assistant Secretary